FOR IMMEDIATE RELEASE
                                                            May 3, 2000

            POINT WEST VENTURES, L.P. ANNOUNCES
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                  FIRST QUARTER FINANCINGS
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         SAN FRANCISCO-(May 3, 2000) Point West Ventures, L.P., a majority owned affiliate of Point West Capital  Corporation  (which  trades on NASDAQ under the symbol PWCC) today announced that it closed ten new financings  during the first quarter of 2000:

         1. $250,000 of convertible preferred stock of Redem Technologies,  Inc.

Redem (www.redem.com) is a manufacturer and marketer of auto-catalysts,  and its technology is currently  being tested by several major auto  manufacturers.  Its breakthrough technology uses 30%-70% less precious metals than existing designs,

and  provides  superior   performance.   Redem  is  a  privately  held  company,

headquartered in San Mateo, California.

         2.  A  $750,000  note,  with  warrants,  from  EverythingOffice,   Inc.

EverythingOffice  (www.everythingoffice.com)  is a technology and office product supplier focused on small and  medium-sized  businesses.  EverythingOffice  is a privately held company, headquartered in San Francisco, California.

         3. A $1,250,000 note from Entertainment  Boulevard,  Inc. This note was subsequently  converted into common stock. In connection  with this  investment,

Point  West  Ventures   received  a  warrant  to  purchase   500,000  shares  of

Entertainment  Boulevard at $1.00 per share,  and a warrant to purchase  253,000 shares of Entertainment  Boulevard at $4.00 per share.  Entertainment  Boulevard

(www.vidnet.com)  is a digital  media  company  focused on creating  the premier destination for streaming  Internet  entertainment  and information  video.  Its

Vidnet    division   is   one   of   the   leading    providers   of

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streaming  entertainment-related media on the Internet.  Entertainment Boulevard trades on the OTC bulletin board under the symbol EBLD.

         4. $1,000,000 of convertible preferred stock in Ez2get.com.  Ez2get.com is a same-hour  marketing and fulfilment  company that currently  specializes in delivering  restaurant-prepared  meals to business, home, and lodging customers.

Ez2get.com is a privately held company, headquartered in Dallas, Texas.

         5. $2,250,000 of convertible preferred stock of Circadence Corporation.

Circadence   (www.circadence.com)   develops  Internet-enabling  technology  and

entertainment  applications.  Their proprietary Conductor technology is designed to improve the  performance,  reliability,  and  efficiency  of the  Internet by prioritizing data, providing varying levels of service, and increasing the speed of data  delivery.  Circadence  is a privately  held company,  headquartered  in

Boulder, Colorado.

         6.  $1,500,000  of  convertible  preferred  stock of MindArrow  Systems

(formerly  eCommercial.com).  In  connection  with this  investment,  Point West

Ventures  received a warrant to purchase  6,000 shares of  MindArrow  Systems at

$25.00  per  share.  MindArrow  Systems  (www.mindarrow.com)  is a  provider  of interactive  sales and marketing  automation  solutions,  leveraging  innovative technologies  and  the  Internet  to  actively  develop  and  maintain  customer relationships.  Its technologies enable marketers to deliver targeted rich media content,  including high-quality video, as an email message or web-page download that can be viewed without any special software. MindArrow Systems trades on the

OTC bulletin board under the symbol ARRW.

         7.  $1,000,000 of convertible  preferred  stock of  CornerHardware.com,

Inc.  CornerHardware.com  expects to be the leading home improvement destination on  the  Internet  for  the  do-it-yourself,  buy-it-yourself  and

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professional  customer. The company delivers a wide range of hardware and tools,

and  editorial  advice  from  home  improvement  experts.   CornerHardware.com's

commitment to outstanding customer support recently earned it the Five Star Site award from eRetailNews.  CornerHardware is a privately held company based in San

Francisco, California.

         8.  $1,750,000 of convertible  preferred  stock of Cresenda,  Inc. (dba

"Cresenda  Wireless").  Cresenda  Wireless  provides  vertical specific content,

applications,   and  wireless  connectivity  to  handheld  devices.   Cresenda's

solution,  currently in Beta, is a best-of-breed service tailored for the mobile knowledge  worker.  Cresenda  has a  strong  customer  care  orientation,  which includes remote wireless data back-up and retrieval,  24x7 customer service,  as well as online support.  Cresenda  expects to launch  commercially in the second quarter of 2000.

         9. $1,000,000 of convertible  preferred  stock of Tradius  Corporation.

Tradius  (www.tradius.com)  recently  announced  plans to launch  its B2B online marketplace.  Positioned  to be the  leader  in  cash-less  trade  for goods and services,  Tradius.com plans to provide a secure,  safe, and easy-to-use  online environment  that  will  allow its users to buy and sell  nearly  everything  to conduct their business,  all without spending their hard earned cash. Tradius is a privately held company based in Campbell, California.

         10.   $100,000  of  convertible   preferred   stock  of   eoSports.com.

eoSports.com  electronically organizes sports by offering an online community to athletes,  parents,  administrators and sports  enthusiasts.  This online system allows individuals and groups involved in sports to create games, find others to play with, coordinate and communicate  information.  eoSports.com is a privately held company based in San Francisco, California.




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         During the quarter,  Point West Ventures provided almost $11 million of capital to small  businesses.  "We are  pleased to note that it was our  busiest period since the inception of Point West Ventures,"  said Brad Rotter,  Chairman of Point  West  Ventures.  He added  that "the  companies  represent  compelling opportunities."

         Based in San  Francisco,  Point  West  Ventures  provides  capital  and expertise to promising  information  technology start-ups located throughout the

United  States.  Its  areas  of  focus  include   telecommunications,   Internet

infrastructure,  and e-commerce.  Point West Ventures provides capital mainly to mezzanine and later stage private growth companies. More information about Point

West Ventures is available at www.pointwestventures.com.



(KEYWORD CALIFORNIA AND INDUSTRY KEYWORD:Venture Capital, Internet, E-commerce).



CONTACTS:         POINT WEST VENTURES, SAN FRANCISCO.
                  Chris P. Rodskog, 415/394-9467
                  cpr@pointwestcapital.com